UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 16, 2012

CIFC CORP.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-32551	20-2008622
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

250 Park Avenue, 5th Floor, New York, New York		10177
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(212) 624-1200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.02 Termination of a Material Definitive Agreement.

On March 16, 2012, CIFC Corp. (the "Company") entered into a Lease Termination Agreement (the "Agreement") with GLL US Office, LP (the "Landlord"). The effect of the Agreement is to terminate, as of March 31, 2012 upon satisfaction of the conditions set forth in the Agreement, the lease dated July 11, 2005, as amended on October 29, 2009, between the Landlord and the Company (the "Lease"). The Lease relates to approximately 25,470 rentable square feet, comprising the entire 12th floor located in the building commonly known as 6250 North River Road, Rosemont, Illinois 60018 (the "Premises"). The original scheduled termination date of the Lease was February 28, 2021. The Company views the lease as having unfavorable terms, representative of those available in 2005 when the Lease was originally signed.

In order for the incoming tenant to assume a lease on off-market terms and to cover certain other expenses related to the termination of the Lease, the Company will pay to the Landlord, the incoming tenant and the Company’s broker aggregate fees equal to approximately $2.6 million, net of the Company’s $500,000 security deposit that will be returned by the Landlord.

The execution of the Agreement is in furtherance of the Company’s integration efforts following its merger with CIFC Asset Management LLC (f/k/a Commercial Industrial Finance Corp.) on April 13, 2011 and consolidation of the Company’s operations at 250 Park Avenue, New York, New York 10177.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIFC CORP.

March 19, 2012	By:	Robert C. Milton III

Name: Robert C. Milton III
Title: General Counsel